EXHIBIT 23.6

Consent of Moss Adams LLP,

Independent Registered Certified Public Accounting Firm

Dated January 20, 2006

Exhibit 23.6

Consent Of Independent Registered Public Accounting Firm

The Board of Directors

CNL Income Properties, Inc.

We consent to the use of our report related to the balance sheets of Gatlinburg Skylift, LLC and Cypress Bowl Recreations, LP as of and for the periods ended December 31, 2004 and December 31, 2003 and the related Statement of Operations, Parent’s Investment Account and Cash Flows for the years ended December 31, 2004, and 2003 and 2002 included in this Post-Effective Amendment Number Six to the Registration Statement on Form S-11 and to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Moss Adam LLP

Seattle, Washington

January 20, 2006